Exhibit 10.27
EXHIBIT A
TO RESTRICTED STOCK UNIT GRANT NOTICE
AWARD AGREEMENT
1.Award of Restricted Stock Units. Effective as of the Grant Date set forth in the Grant Notice, the Company has granted to Participant the number of Restricted Stock Units set forth in the Grant Notice, subject to the restrictions and on the terms and conditions set forth in the Grant Notice, the Plan and this Agreement, including the non-competition and non-solicitation obligations herein.
2.Vesting of Restricted Stock Units. The Award will vest on the last day of the Performance Period, subject to Participant’s continued service with the Company through such date, based on the achievement of the performance metrics described below. Solely for purposes of this Agreement, service with the Company will be deemed to include service with an Affiliate of the Company (for only so long as such entity remains an Affiliate of the Company).
a. TSR Performance Metric. Fifty percent (50%) of the Target Restricted Stock Units will be eligible to vest based on the achievement of the TSR performance metric (the “TSR Target Units”). Subject to Participant’s continued service through the last day of the Performance Period, if the Company’s TSR performance is equal to or greater than the median (50th percentile) of the TSR performance of the companies in the KBW Regional Bank Index (the “Peer Group”) during the Performance Period, then a percentage of TSR Target Units will vest as set forth in the following table, and further described below:

Performance Level	Relative Three-Year TSR Percentile Rank	Percent of TSR Target Units Vesting
Threshold	a.50th Percentile	50%
Target	a.62.5th Percentile	100%
Maximum	a.75th Percentile	150%

“TSR” or total shareholder return, means (x) the Average Closing Price of a company’s share of common stock determined as of the last day of the Performance Period less the Average Closing Price of a company’s share of common stock determined as of the first day of the Performance Period plus reinvested dividends, (y) divided by the Average Closing Price of a company’s share of common stock determined as of the first day of the Performance Period. For purposes of this calculation, “Average Closing Price” means, (i) when determining it with reference to the first day of the Performance Period, the average of the closing price of the applicable stock for the twenty (20) consecutive trading days ending on the date immediately preceding the first day of the Performance Period, and (ii) when determining it with reference to the last day of the Performance Period, the average of the closing price of the applicable stock for the twenty (20) consecutive trading days ending on the last day of the Performance Period. The Committee shall have the authority to make appropriate equitable adjustments to account for extraordinary items affecting the TSR.
3.Once the TSR values are calculated for the companies comprising the Peer Group, the values will be numerically ranked and the median of the TSR percentile ranking will be identified as the 50th percentile. If the Company’s TSR performance was equal to or greater than the 50th percentile of the Peer Group, Participant will vest into the number of TSR Target Units determined in accordance with the table above. In the event that the Company’s performance falls between Threshold and Target, or Target and Maximum, the number of TSR Target Units that vest will be determined by straight line interpolation.
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Except as provided in Section 3, any TSR Target Units that do not vest in accordance with this Section 2.a shall be forfeited.
a.EPS Growth Performance Metric. Fifty percent (50%) of the Target Restricted Stock Units will be eligible to vest based on the achievement of the EPS Growth performance metric (the “EPS Growth Target Units”). Subject to Participant’s continued service through the last day of the Performance Period, if the Company’s EPS Growth performance is equal to or greater than the median (50th percentile) of the EPS Growth of the companies in the Peer Group during the Performance Period, then a percentage of EPS Growth Target Units will vest as set forth in the following table, and further described below:

Performance Level	Relative Three-Year EPS Growth Percentile Rank	Percent of EPS Growth Target Units Vesting
Threshold	a.50th Percentile	50%
Target	a.62.5th Percentile	100%
Maximum	a.75th Percentile	150%
b.
c.“EPS Growth,” means the total relative growth in adjusted diluted earnings per share measures the growth of diluted earnings per share over the full performance period. EPS Growth will be determined based on the earnings per share reported by the Company and the Peer group calculated annually. The Company's percentile ranking will be determined each year. The growth rate percentile for the full performance period will be an average of the Company's percentile rankings over each year in the three-year period. The relative return peer group will be the companies composing the Peer Group at the time of grant. If diluted earnings per share growth cannot be calculated for a company in the peer group for a given year due to a negative diluted earnings per share result in the prior year, the Committee will not calculate Diluted Earnings Per Share Growth for the year for the company, but such company will remain included in the Peer Group for other years in the performance period for purposes of determining the Company’s percentile ranking.  If cumulative adjusted diluted earnings per share for the Company is negative over the full three-year performance period, the maximum payout for this category is 100% of target even if relative performance is above the 50th percentile.  The adjustment for diluted earnings per share from GAAP diluted earnings per share excludes extraordinary one-time events as determined by the Compensation Committee and shall also exclude (a) the effect of changes in tax laws, accounting principles, or other legislation, regulation, or provisions affecting reported results; (b) any reorganization and restructuring programs; and (c) acquisitions, divestitures and related gains and expenses.
d.If the Company’s 3 year EPS Growth average performance is equal to or greater than the 50th percentile of the Peer Group, Participant will vest into the number of EPS Growth Target Units determined in accordance with the table above. In the event that the Company’s performance falls between Threshold and Target, or Target and Maximum, the number of EPS Growth Target Units that vest will be determined by straight line interpolation. Except as provided in Section 3, any EPS Growth Target Units that do not vest in accordance with this Section 2.a shall be forfeited.
e.“Peer Group” means the companies in the KBW Regional Bank Index as of the first day of the Performance Period. If a Peer Group company is acquired by or merged with another Peer Group company, the performance of the surviving company is tracked for the remainder of the relevant Performance Period. If a Peer Group company is acquired by a non-Peer Group company, the acquired company is disregarded. For the avoidance of doubt, a Peer Group company which becomes bankrupt or insolvent during the Performance Period shall be assigned the lowest performance ranking for the Performance Period.
f.Cap on Vesting Based on Absolute TSR. In the event that the Company’s TSR is a negative number, then no more than 100% of the Target Restricted Stock Units may become vested under this Award.
4.Effect of Termination of Service or Change in Control During the Performance Period.
a.Death or Disability. If, prior to the end of the Performance Period and during the continued service of Participant to the Company, Participant dies or becomes Disabled, then the Performance Period shall be deemed to have been completed and a number of Restricted Stock Units shall vest in an amount equal to 100% of the number of Target Restricted Stock Units. Any remaining Restricted Stock Units will be forfeited immediately upon Participant’s death or Disability.
b.Retirement. If, prior to the end of the Performance Period and during Participant’s continued service to the Company, Participant terminates employment due to Retirement, Participant shall remain eligible to vest into the Restricted Stock Units at the end of the Performance Period based upon the formulas set forth in Section 2, to the same degree as Participant would have been eligible to vest into the Restricted Stock Units had Participant remained an active employee through the Performance Period.
c.Change in Control. In the event of a Change in Control:
(1)if the Award is not assumed, converted or replaced by the resulting entity in the Change in Control, the Award will become vested based on assumed TSR and EPS Growth performance results at the greater of (i) target and (ii) estimated actual performance through the Change in Control, as determined by the Committee in its sole discretion; and
(2)if the Award is assumed, converted or replaced by the resulting entity in the Change in Control, but Participant subsequently experiences a Change in Control Termination, the Award will become vested based on assumed TSR and EPS Growth performance results at the greater of (i) target and (ii) estimated actual performance through the Change in Control (and for the avoidance of doubt, not the later employment termination date), as determined by the Committee in its sole discretion.
d.Other Employment Termination. Unless otherwise provided by the Committee, upon Participant’s cessation of continued service during the Performance Period for any reason other than as set forth in this Section 3, all of the Restricted Stock Units shall be forfeited.
5.Definitions. For the purposes of this Agreement:
a.“Change in Control Termination” shall have the meaning ascribed to such term in Participant’s employment agreement, provided that it shall only apply to a termination that occurs on or within the 12 months following a Change in Control. In the event that Participant is not a party to an employment agreement with the Company or its Affiliate, or such agreement does not specifically define “Change in Control Termination,” then, for the purposes of the Grant Notice and this Agreement, such term shall mean that Participant is terminated by the Company without Cause on or within the 12 months following a Change in Control.
b.“Retirement” shall mean a termination of Participant’s employment other than a termination of employment for Cause, or as a result of Participant’s death or Disability with the Company or its Affiliates after Participant has attained age 65 and completed at least five (5) years of employment with the Company or its Affiliates.
6.No Dividend Equivalent Rights. Participant shall have no entitlement to dividend equivalent rights hereunder.

7.Settlement of Restricted Stock Units. Unless otherwise required by Section 9, one Share will be delivered with respect to each Restricted Stock Unit that vests as set forth below. Any fractional Shares will be rounded up or down to the nearest next whole Share. The distribution to Participant, or in the case of Participant’s death, to Participant’s legal representative or beneficiary(ies), of such Shares shall be evidenced by a stock certificate, appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company, or other appropriate means as determined by the Company.
a.All Restricted Stock Units that vest at the end of the Performance Period as a result of Participant’s continued service through the end of the Performance Period, or Participant’s earlier Retirement, shall be settled within 60 days of the end of the Performance Period.
b.All Restricted Stock Units that vest upon Participant’s death or Disability will be settled within 60 days of Participant’s death or disability.
c.All Restricted Stock Unis that vest upon a Change in Control will be settled within 60 days of the Change in Control.
d.All Restricted Stock Units that vest upon a Change in Control Termination will be settled within 60 days of the Change in Control Termination.
8.Non-Transferability of Restricted Stock Units. Except as may be permitted by the Committee in accordance with Section 14 of the Plan, Restricted Stock Units may not be sold, pledged, assigned, hypothecated, gifted, transferred or disposed of in any manner, either voluntarily or involuntarily, other than by will or by the laws of descent and distribution.
9.Tax Consequences. Participant understands that Participant is not eligible to file an election under Section 83(b) of the Code with respect to the grant of Restricted Stock Units hereunder. Participant acknowledges that the Company has not advised Participant regarding Participant’s tax liability in connection with the Restricted Stock Units. Participant acknowledges that Participant has reviewed with Participant’s own tax advisors the tax treatment of the Restricted Stock Units and is relying solely on those advisors in that regard.
10.Section 409A.
a.This Agreement is intended to be exempt from or otherwise comply with the provisions of Section 409A of the Code (“Section 409A”) and should be interpreted accordingly. Nonetheless, the Company does not guarantee the tax treatment of the Restricted Stock Units. The Company may change or modify the terms of this Agreement without Participant’s consent if the Company determines, in its sole discretion, that such change or modification is necessary for purposes of compliance with or exemption from the requirements of Section 409A or any regulations or other guidance issued thereunder.
b.If, as of the date of Participant’s “separation from service” from the Company (within the meaning of Section 409A), Participant is a “specified employee” (within the meaning of Section 409A), then to the extent necessary to avoid the imposition of taxes, interest and penalties under Section 409A, the issuance of Shares under Section 6 herein shall be delayed until the day following the six month anniversary of the separation from service.
c.Notwithstanding anything herein to the contrary, the Company may terminate this arrangement at any time in a manner consistent with the requirements of Section 409A.
11.No Continuation of Service. Neither the Plan nor this Agreement will confer upon Participant any right to continue in the employment or service of the Company or any of its Affiliates, or limit in any respect the right of the Company or its Affiliates to discharge Participant at any time, for any reason.
12.The Plan. Participant has received a copy of the Plan, has read the Plan and is familiar with its terms, and hereby accepts the Award subject to the terms and provisions of the Plan. Pursuant to the Plan, the Committee is authorized to interpret the Plan and to adopt rules and regulations not inconsistent with the Plan as it deems appropriate. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee with respect to questions arising under the Plan, the Grant Notice or this Agreement.
13.Company Policies. Participant agrees, in consideration for the grant of the Restricted Stock Units, to be subject to any policies of the Company and its Affiliates regarding clawbacks, securities trading, and hedging or pledging of securities that may be in effect from time to time, or as may otherwise be required by applicable law, regulation or exchange listing standard.
14.Entire Agreement. The Grant Notice and this Agreement, together with the Plan, represent the entire agreement between the parties with respect to the subject matter hereof and supersede any prior agreement, written or otherwise, relating to the subject matter hereof, including without limitation the Prior Award.
15.Amendment. This Agreement may only be amended by a writing signed by each of the parties hereto; provided that the Company may amend this Agreement without Participant’s consent, (i) if the amendment does not materially impair Participant’s rights hereunder or (ii) pursuant to Section 9 hereto.
16.Governing Law. This Agreement will be construed in accordance with the laws and judicial decisions of the State of Maryland, without regard to the application of the principles of conflicts of laws.
17.Headings. The headings in this Agreement are for convenience only. They form no part of the Agreement and will not affect its interpretation.
18.Electronic Delivery of Documents. Participant authorizes the Company to deliver electronically any prospectuses or other documentation related to the Award and any other compensation or benefit plan or arrangement in effect from time to time (including, without limitation, reports, proxy statements or other documents that are required to be delivered to participants in such arrangements pursuant to federal or state laws, rules or regulations). For this purpose, electronic delivery will include, without limitation, delivery by means of e-mail or e-mail notification that such documentation is available on the Company’s Intranet site. Upon written request, the Company will provide to Participant a paper copy of any document also delivered to Participant electronically. The authorization described in this paragraph may be revoked by Participant at any time by written notice to the Company.
19. Further Assurances. Participant agrees, upon demand of the Company, to do all acts and execute, deliver and perform all additional documents, instruments and agreements which may be reasonably required by the Company to implement the provisions and purposes of this Agreement and the Plan.
20.Restrictive Obligations. In exchange for the Award pursuant to this Agreement which Participant acknowledges that Participant is not otherwise entitled to, Participant agrees to be bound by and comply with the following obligations which will survive the termination or expiration of this Agreement:
(a)Non-Competition. Participant hereby covenants and agrees that during the period of Participant’s employment and for the one (1) year period immediately following the cessation of Participant’s employment for any reason (the “Restricted Period”), Participant will not at any time (except on behalf of the Company or its Affiliates), directly or indirectly, in any capacity (whether as a proprietor, owner, agent, officer, director, shareholder, organizer, partner, principal, manager, member, employee, contractor, consultant or otherwise) own, manage or control, or participate in the ownership, management or control, or perform duties that are the same as or substantially similar to those duties performed by Participant for any of the Company and its Affiliates during the prior twenty-four (24) months of Participant’s employment, if such ownership, management or control, or the participation therein, or the performance of such duties, are performed for a bank, a bank holding company, or other financial institution that provides products or services that are the same as or substantially similar to, and competitive with, any of the products or services provided by the Company or its Affiliates at the time

Participant’s employment ceases. The restrictions set forth in this Section shall apply only within a fifty (50) mile radius of the headquarters of the Company (or any headquarters of a successor), and within fifty (50) miles of any branch office of the Company or its Affiliates (or any successor as to Maryland, District of Columbia and Virginia branches only), as such are located as of the date Participant’s employment ceases.
(b)Non-Solicitation of Customers. Participant hereby covenants and agrees that during the Restricted Period, Participant will not, directly or indirectly, for Participant or any other person (whether as a proprietor, owner, agent, officer, director, shareholder, organizer, partner, principal, member, manager, employee, contractor, consultant or any other capacity), solicit, divert from the Company or its Affiliates, or transact business with any “Customer” of the Company or its Affiliates with whom Participant had “Material Contact” within the prior twenty-four (24) months or about whom Participant obtained non-public information while acting within the scope of Participant’s employment during the last twenty-four (24) months of such employment, if the purpose of such solicitation, diversion or transaction is to provide products or services that are the same as or substantially similar to, and competitive with, those offered by the Company and its Affiliates at the time Participant’s employment ceases. “Material Contact” for the purpose of this Section means that Participant personally communicated with the Customer, either orally or in writing, for the purpose of providing, offering to provide or assisting in providing products or services of the Company or its Affiliates. “Customer” means any person or entity with whom the Company or its Affiliates had a depository, lending or other contractual relationship, pursuant to which the Company or its Affiliates provided products or services during the last twenty-four (24) months. The prohibition on “solicitation” set forth herein shall not apply to solicitations to the general public not disproportionately directed to Customers.
(c)Non-Solicitation of Employees. Participant hereby covenants and agrees that during the Restricted Period, Participant will not, directly or indirectly, for Participant or any other person (whether as a proprietor, owner, agent, officer, director, shareholder, organizer, partner, principal, member, manager, employee, contractor, consultant or any other capacity) hire, assist others in hiring, or solicit for hire any person, or induce or encourage any person to terminate employment with the Company or its Affiliates, if such person was known by Participant to have been an employee of the Company or its Affiliates at any time during the prior six (6) months and the purpose of such hire, solicitation, or inducement is to compete with any of the Company or its Affiliates.
(d)Non-Interference with Business Relationships. Participant hereby covenants and agrees that during the Restricted Period, Participant will not, directly or indirectly, for Participant or any other person (whether as a proprietor, owner, agent, officer, director, shareholder, organizer, partner, principal, member, manager, employee, contractor, consultant or any other capacity), induce or attempt to induce any Supplier, contractor, agent, representative, or any other person that has a business relationship with the Company or its Affiliates, and with whom Participant had “Material Contact” during the prior twenty-four (24) months or about whom Participant obtained non-public information while acting within the scope of Participant’s employment during the last twenty-four (24) months of Participant’s employment, to discontinue, terminate, or reduce the extent of such person’s relationship with the Company or its Affiliates or to take any action that would disrupt or otherwise damage such relationship. “Supplier” means any person which, during the prior six (6) month period (A) had sold any products or services to any of the Company or its Affiliates or (B) had submitted to the Company or its Affiliates a proposal for the sale of any products or services.
(e)Cooperation. During and after Participant’s employment, Participant shall fully cooperate with the reasonable requests of the Company, including providing information, with regard to any matter that Participant has knowledge of as a result of Participant’s employment or prior employment with the Company or its Affiliates. Participant further agrees to comply with any reasonable request by the Company to assist in relation to any investigation into any actual or potential irregularities, including without limitation assisting with any threatened or actual litigation concerning the Company or its Affiliates, giving statements/affidavits, meeting with legal and/or other professional advisors, and attending any legal hearing and giving evidence; provided that the Company shall reimburse Participant for any reasonable out-of-pocket expenses properly incurred by Participant in giving such assistance.
(f)Nondisclosure of Confidential Information. Participant hereby covenants and agrees that Participant shall not, directly or indirectly, disclose or use, or authorize any person to disclose or use, any “Confidential Information” (whether or not any of the Confidential Information is novel or known by any other person); provided however, that this restriction shall not apply to the use or disclosure of Confidential Information: (i) to any governmental entity to the extent required by law, (ii) which is or becomes publicly known and available through no wrongful act of Participant or any person acting on behalf of or in concert with Participant, or (iii) in connection with the proper and lawful performance of Participant’s duties for the Company and its Affiliates. The restrictions set forth above in this Section shall apply during Participant’s employment and for the longer of five (5) years following the cessation thereof or for however long the Confidential Information is a trade secret protected from use or disclosure by the Maryland Uniform Trade Secrets Act or is otherwise protected from use or disclosure by any other federal or state law, including bank privacy laws. Notwithstanding the foregoing, Participant and the Company acknowledge and agree that nothing contained in this Section shall be interpreted, construed, asserted or enforced by Company to prohibit Participant from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, and/or any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation.  Further, nothing contained herein shall be interpreted, construed, asserted or enforced by the Company to (i) prohibit or disqualify Participant from being awarded, receiving and/or enjoying the benefit of, any award, reward, emolument or payment, or other relief of any kind whatsoever, from any agency, which is provided based upon Participant’s providing information to any such agency as a whistleblower under applicable law or regulation, or (ii) require notification or prior approval by the Company of any such report; provided that, Participant is not authorized to disclose communications with counsel that were made for the purpose of receiving legal advice or that contain legal advice or that are protected by the attorney work product or similar privilege.  For purposes of this Section, (“Confidential Information”), includes, but is not limited to: business plans; operating results; financial statements and financial information; contracts; mailing lists; purchasing information; customer data (including lists, names and requirements); feasibility studies; personnel related information (including compensation, compensation plans, and staffing plans); internal working documents and communications; and other materials related to the businesses or activities of the Company or its Affiliates which is made available only to employees with a need to know or which is not generally made available to the public. Failure to mark any Confidential Information as confidential, proprietary or protected information shall not affect its status as part of the Confidential Information subject to the terms of this Agreement.
(g)Reasonableness and Remedy. Participant has carefully read and considered the provisions of this Agreement and, having done so, acknowledges that Participant fully understands them, that Participant has had an opportunity to consult with counsel of Participant’s own choosing regarding the meaning and effect of such provisions, at Participant’s election, and Participant agrees that the restrictions, obligations and agreements set forth in this Agreement are fair and reasonable and are reasonably required for the protection of the interests of the Company and its respective businesses, shareholders, directors, officers and employees. Participant agrees that the restrictions set forth in this Agreement are independent and divisible and will not impair or unreasonably restrain Participant’s ability to earn a livelihood. Participant further acknowledges that Participant’s services have been and shall continue to be of special, unique and extraordinary value to the Company. In the event of any breach or threatened or attempted breach by Participant of any provision of the obligations and restrictions set forth in this Section 19, the Company shall, in addition to and not to the exclusion of any other rights and remedies at law or in equity, be entitled to seek and receive from a court of competent jurisdiction, (i) full temporary and permanent injunctive relief enjoining and restraining Participant and each and every other Person concerned therein from the continuation of such violative acts, (ii) a decree for specific performance of the applicable provisions of this Agreement, without being required to furnish any bond or other security, and (iii) recoupment or clawback of the Awards granted pursuant to this Agreement.